                              9420 KEY WEST AVENUE
                              ROCKVILLE, MD 20850
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 20, 1995

    The Annual Meeting of Stockholders of INTERSOLV, Inc. (the "Company" or "INTERSOLV") will be held at the Company's offices at 9420 Key West Avenue, Rockville, MD 20850, on Wednesday, September 20, 1994, at 10:00 a.m., Eastern Daylight Savings Time, to consider and act upon the following matters:

    1.  To elect three directors;

    2. To approve the addition of 1,000,000 shares of common stock to the Company's 1992 Stock Option Plan;

    3. To ratify the selection of Coopers & Lybrand as the Company's independent auditors for fiscal year 1996; and

    4. To transact such other business as may properly come before the meeting or any adjournments of the meeting.

    The Board of Directors fixed the close of business on July 28, 1995 as the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

    All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,
                                          KEVIN J. BURNS,
                                          CHAIRMAN
August 20, 1995

    REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                INTERSOLV, INC.
                              9420 KEY WEST AVENUE
                           ROCKVILLE, MARYLAND 20850

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 20, 1995

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of INTERSOLV, Inc. (the "Company" or "INTERSOLV") for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's offices at 9420 Key West Avenue, Rockville, MD 20850, on Wednesday, September 20, 1995, at 10:00 a.m., Eastern Daylight Savings Time, and at any adjournments of the Annual Meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Annual Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

    The Board of Directors has fixed July 28, 1995 as the record date for determining stockholders who are entitled to notice of and to vote at the Annual Meeting. At the close of business on July 28, 1995, there were outstanding and entitled to vote 16,507,611 shares of common stock of the Company, par value $.01 per share ("Common Stock"). Each share is entitled to one vote.

    All costs of this solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy material. The Company has retained Morrow & Company, 909 Third Avenue, New York, New York 10022-4799, to assist in soliciting proxies, for which services they will be paid a fee of $5,000, plus handling, postage and out-of-pocket expenses. In addition, proxies may be solicited by employees of the Company personally, by telephone, telegram or mail.

    The Company's Annual Report for the fiscal year ended April 30, 1995 is being mailed to stockholders with this Proxy Statement and the accompanying proxy on or about August 20, 1995.

VOTES REQUIRED

    The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the approval of each of the other matters to be voted upon at the Annual Meeting. A majority of the shares of Common Stock outstanding is required to be present or represented by proxy at the Annual Meeting in order to have the quorum necessary to take action at the Annual Meeting.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the judge of elections appointed for the Annual Meeting. The judge of elections will treat abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Common Stock to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The first table sets forth each person known by the Company to own beneficially more than 5% of the outstanding Common Stock. The second table sets forth to the Company's knowledge the beneficial ownership by each director, nominee and certain executive officers, individually, and all directors and executive officers as a group, of Common Stock as of June 30, 1995.

PRINCIPAL STOCKHOLDERS

                                                                   PERCENTAGE
                                              SHARES OF COMMON         OF
             NAME AND ADDRESS                      STOCK          COMMON STOCK
            OF BENEFICIAL OWNER              BENEFICIALLY OWNED   OUTSTANDING
- -------------------------------------------  ------------------   ------------
Crown-Glynn Associates (1) ................      1,055,550            6.4%
 67 East Park Place
 8th Floor
 Morristown, NJ 07960
Emerging Growth Management Co. (2) ........      1,160,474            7.0%
 1 Bush Street
 13th Floor
 San Francisco, CA 94104

DIRECTORS AND EXECUTIVE OFFICERS

                                                        SHARES OF      PERCENTAGE
                                                       COMMON STOCK        OF
                       NAME OF                         BENEFICIALLY   COMMON STOCK
                  BENEFICIAL OWNER                     OWNED (3)(4)   OUTSTANDING
- -----------------------------------------------------  ------------   ------------
Kevin J. Burns.......................................    505,023(5)       3.0
Norman A. Bolz.......................................     18,333          0.1
Richard A. Carpenter.................................    272,718          1.6
Robert N. Goldman....................................     20,333          0.1
Gary G. Greenfield...................................    150,010          0.9
Russell E. Planitzer.................................     28,333          0.2
Charles O. Rossotti..................................     15,805          0.1
Kenneth A. Sexton....................................     66,127          0.4
Frank A. Sola........................................      5,333          -0-
All directors and executive officers as a group (9     1,082,015          6.4
 persons)............................................

- ------------------------
(1) Based upon an amended 13G dated February 15, 1995 and information provided by Crown-Glynn Associates. Represents shares owned by a group of 13 entities and seven persons, none of which individually directly owns 5% of the outstanding Common Stock. As of June 30, 1995, Crown Associates III, L.P., Crown-Glynn Advisors Ltd. and The Crown Trust had shared voting and dispositive power with respect to 951,458 shares. Certain partners of Crown Associates, III, L.P. and Crown-Glynn Partners, L.P. have sole voting and dispositive power with respect to an additional 104,092 shares.
(2) Based upon an amended 13G dated June 15, 1995 and information provided by Emerging Growth Management Co. Represents shares owned by various entities and persons, none of whom individually directly owns 5% of the outstanding common stock. As of June 30, 1995, Emerging Growth Management Co. had shared voting and dispositive power with respect to 1,130,374 shares. Certain individuals associated with Emerging Growth Management Co. and their family members have sole voting and dispositive power with respect to an additional 30,100 shares.
(3) Except as otherwise specifically noted, the number of shares stated as being owned beneficially includes shares believed to be held beneficially by spouses, minor children and grandchildren. The inclusion of shares deemed beneficially owned in this Proxy Statement, however, does not constitute an admission that the named stockholders are direct or indirect beneficial owners of such shares.
(4)  Includes 286,020, 13,333, 5,333, 17,333, 149,770, 28,333, 7,333, 63,750, 0,
     and 571,205 shares subject to option which are held by Messrs. Burns, Bolz, Carpenter, Goldman, Greenfield, Planitzer, Rossotti, Sexton, Sola and all directors and executive officers as a group, respectively, and are exercisable within 60 days after June 30, 1995.
(5) Includes 66,484 shares held by Mr. Burns' wife, 31,484 of such shares are held as custodian for his children, as to which shares Mr. Burns disclaims beneficial ownership.

                             ELECTION OF DIRECTORS

    The Company has a classified Board of Directors consisting of three Class A directors, two Class B directors and three Class C directors, who will serve until the Annual Meetings of Stockholders to be held in 1996, 1997 and 1995, respectively, and until their respective successors are elected and qualified. At each Annual Meeting, directors are elected for a full term of three years to succeed those directors whose terms expire at the Annual Meeting date.

    The persons named in the proxy will vote, unless the proxy is marked otherwise, to elect as Class C directors Messrs. Goldman, Greenfield and Rossotti. The proxy may not be voted for more than three directors. If a nominee is unable to serve, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any nominee will be unable to serve. The terms of Class C directors elected at the Annual Meeting will expire in 1998.

    The following information relates to the nominees listed above and to the other directors of the Company whose terms of office will extend beyond the Annual Meeting.

                                    NOMINEES

CLASS C DIRECTORS WITH TERMS EXPIRING IN 1998:

ROBERT N. GOLDMAN                                            DIRECTOR SINCE 1986

    Mr. Goldman, 46, is the Chairman of the Board and a director of Trinzic, Inc., a software company that develops and markets client/server middleware software products. Trinzic was formed by the merger of AICorp and AION Corporation in 1992. Mr. Goldman served as AICorp President and Chief Executive Officer from 1986 to 1992. From 1983 to 1986, Mr. Goldman served as President and Chief Operating Officer of Cullinet Software, Inc. Mr. Goldman is Chairman of the Board of and a director of SystemSoft Corporation, a developer and marketer of PCMCIA software and other system level software products, and a director of Parametric Technology Corporation, a company that supplies the mechanical CAD/CAM/CAE industry software tools used to automate the development of a product from its conceptual design through its release into manufacturing.

GARY G. GREENFIELD                                           DIRECTOR SINCE 1992

    Mr.  Greenfield, 40,  was elected President  and Chief  Operating Officer in
1995. From 1992 to 1995 he was Executive Vice President and Chief Operating Officer, and from 1989 to 1992 he was Executive Vice President, Product Operations. He served as Vice President, Marketing from 1987 to 1988, served as Senior Vice President, Product Services and Operations from 1988 to 1989 and briefly served as Chief Financial Officer in 1991. Mr. Greenfield is also a director of IMRS, Inc., a manufacturer of financial application software products.

CHARLES O. ROSSOTTI                                          DIRECTOR SINCE 1991

    Mr. Rossotti, 54, is Chairman of American Management Systems, Inc., a consulting and systems integration company. From 1981 to 1993 he was Chief Executive Officer of American Management Systems, Inc. Mr. Rosotti is a director of NationsBank, N.A., a financial institution, Caterair International Corporation, an airline catering company and Georgetown University.

                                OTHER DIRECTORS

CLASS A DIRECTORS WITH TERMS EXPIRING IN 1996:

KEVIN J. BURNS                                               DIRECTOR SINCE 1986

    Mr. Burns, 46, was elected Chief Executive Officer of the Company in 1986 and Chairman of the Board in September 1990. From 1986 to 1995, he also served as President. From 1982 to 1984, he was Executive Vice President of the Software Products Division, and from 1984 to 1986 was Executive Vice President and Chief Operating Officer. He is also a Director of Computervision Corporation.

RICHARD A. CARPENTER                                         DIRECTOR SINCE 1991

    Mr. Carpenter, 52, served as Vice Chairman of the Board from March to December 1991. In October 1991, he became President of Carpenter Associates, a consulting firm. He served as Chief Executive Officer of Index Technology Corporation from 1983 to 1991 and as its Chairman of the Board from 1990 to 1991.

FRANK A. SOLA                                                DIRECTOR SINCE 1994

    Mr. Sola, 51, is President and owner of The Syndetics Corporation, Inc., a consulting firm specializing in services and integration strategies. Mr. Sola started the firm in 1987. Mr. Sola was a Vice President of Cullinet Software, Inc. in 1986. From 1976 to 1985, Mr. Sola served as President and Chief Operating Officer of Computer Partners, Inc.

CLASS B DIRECTORS WITH TERMS TO EXPIRE IN 1997:

NORMAN A. BOLZ                                               DIRECTOR SINCE 1990

    Mr. Bolz, 75, previously served as Associate Commissioner, Policy and Management of the Internal Revenue Service and as Vice Chairman, International Operations of Coopers & Lybrand. Subsequently he was Director of Finance and Administration of Special Olympics International, Inc. Mr. Bolz is also a director of Computervision Corporation.

RUSSELL E. PLANITZER                                         DIRECTOR SINCE 1982

    Mr. Planitzer, 51, was elected Chief Executive Officer of Computervision Corporation in 1993 and has been Chairman of its board since 1989. He was a partner of J.H. Whitney & Co., a venture capital firm, from 1981 to 1991.

    There is no family relationship between any of the directors or officers. There are no arrangements between any director or officer and any other person pursuant to which he was selected as a director or officer.

    The Board of Directors has a standing Audit Committee, composed of Messrs. Bolz and Rossotti, which held four meetings during the fiscal year ended April 30, 1995. The principal functions of the Audit Committee are to make recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, review and approve any major accounting policy changes affecting the Company's operating results, review the arrangements for and scope of the independent audit and results of the audit and assure that the auditors are in fact independent.

    The Board of Directors has a standing Management Development and Compensation Committee, composed of Messrs. Goldman, Planitzer and Rossotti, which held four meetings during the fiscal year ended April 30, 1995. The principal function of the Management Development and Compensation Committee is to make recommendations to the Board of Directors as to compensation arrangements with executive management, including the granting of stock options.

    The Company does not have a nominating committee.

    During the fiscal year ended April 30, 1995, the Board of Directors held six meetings. All directors attended at least 75% of the meetings which occurred while they served on the Board of Directors. All directors also attended at least 75% of the meetings of committees on which they served.

DIRECTOR COMPENSATION

    The Company pays each non-management Board member an annual retainer of $15,000, plus $1,500 and out-of-pocket expenses for attendance at each Board meeting. Non-management directors also receive $1,500 for attendance at each Board committee meeting if such meeting is not held on the day of such Board meeting. Further, should any non-management director be requested by the Company to perform consulting services on the Company's behalf, then such director shall be entitled to receive a fee equal to $1,500 per day for such services. The Company's Stock Option Plan provides that each non-management director shall be granted an option to purchase 3,333 shares of Common Stock at fair market value as of the date of the first Board meeting following the election or appointment of the director, and at each subsequent first meeting of Directors following each Annual Meeting of Stockholders during such director's term. Each such option shall vest immediately upon its being granted. Directors who are officers or employees of the Company do not receive additional compensation for serving as a director or committee member.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information with respect to the compensation paid by the Company to each of its executive officers during the fiscal year ended April 30, 1995.

SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                         ANNUAL        COMPENSATION
                                                      COMPENSATION        STOCK
                NAME AND                  FISCAL   ------------------    OPTIONS
           PRINCIPAL POSITION              YEAR     SALARY    BONUS      AWARDED
- ----------------------------------------  ------   --------  --------  ------------
Kevin J. Burns .........................    1995   $250,000  $300,000    105,000
 Chairman of the Board and Chief            1994   $220,000  $112,615     87,040
 Executive Officer                          1993   $200,000  $ 51,820     --
Gary G. Greenfield .....................    1995   $215,000  $258,000    105,000
 President and Chief Operating Officer      1994   $200,000  $101,476    202,400
                                            1993   $175,000  $  5,348     55,000
Kenneth A. Sexton ......................    1995   $160,000  $ 96,000     15,000
 Vice President, Finance &                  1994   $160,000  $ 32,667     15,000
 Administration Chief Financial Officer     1993   $150,000  $ 12,954     --
 and Secretary

    In September 1994, the Company made an interest free loan to Mr. Greenfield of $115,000, the the balance of which remains outstanding.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth the stock options granted to the Company's executive officers during the fiscal year ended April 30, 1995.

                                                      INDIVIDUAL GRANTS
                                                 ---------------------------
                                      OPTIONS      % OF TOTAL                               GRANT
                                     GRANTED ON  OPTIONS GRANTED   EXERCISE                 DATE
                                       COMMON    TO EMPLOYEES IN  PRICE PER   EXPIRATION   PRESENT
NAME                                 STOCK (1)     FISCAL 1995    SHARE (2)      DATE     VALUE (3)
- -----------------------------------  ----------  ---------------  ----------  ----------  ---------
                                         #             (%)        ($/SHARE)                  ($)
Kevin J. Burns ....................     99,000            18          11.00     10/21/04    715,770
                                         6,000             1          11.00     09/21/04     43,440
Gary G. Greenfield ................    101,000            18          11.00     10/21/04    730,230
                                         4,000             1          11.00     09/21/04     28,960
Kenneth A. Sexton .................     15,000             3          11.00     10/21/04    108,600

- ------------------------

(1) One fourth of the options become exercisable on the first anniversary of the date of grant, and on each of the second through fourth anniversaries thereafter.
(2) The exercise price is the market price on the date the options were granted.
(3) Grant date present value is determined using a modified Black-Scholes option pricing model. The estimated values under the model are based on assumptions, including an expected volatility of 56.02%, a risk free rate of return of 7.6%, no dividend yield, a time to exercise of seven years, and may not be indicative of actual value. The actual value, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the modified Black-Scholes model.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

    The following table sets forth certain information regarding the exercise of stock options during the last fiscal year by the Company's executive officers.

                                                                                               VALUE OF UNEXERCISED
                                                                  NUMBER OF UNEXERCISED      IN-THE- MONEY OPTIONS AT
                                       SHARES                   OPTIONS AT FISCAL YEAR END     FISCAL YEAR END (2)
                                     ACQUIRED ON     VALUE      --------------------------  --------------------------
NAME                                  EXERCISE    REALIZED (1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -----------------------------------  -----------  ------------  -----------  -------------  -----------  -------------
                                         (#)          ($)           (#)           (#)           ($)           ($)
Kevin J. Burns.....................     115,000      1,131,404     214,260        220,280     1,226,029     1,012,030
Gary G. Greenfield.................      60,000        526,323      85,510        291,530       425,515     1,435,280
Kenneth A. Sexton..................         -0-            -0-      60,000         45,000       181,875       174,375

- ------------------------

(1) The amount "realized" reflects the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the options (or sell them at a different price), these amounts do not necessarily reflect cash realized upon the sale of those shares.
(2) "In-the-Money Options" are options outstanding at the end of the last fiscal year for which the fair market value of the Common Stock at the end of the last fiscal year ($13.75 per share) exceeded the exercise price of the options.

                    REPORT OF THE MANAGEMENT DEVELOPMENT AND
                COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Management Development and Compensation Committee of the Board of Directors (the "Committee"), consisting entirely of non-management directors, approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is composed of Messrs. Robert N. Goldman, Russell E. Planitzer and Charles O. Rossotti.

COMPENSATION PHILOSOPHY

    The Company's executive compensation program is based on the belief that the interest of executives should be closely aligned with those of INTERSOLV's stockholders. INTERSOLV's executive management compensation program is also designed to attract and retain superior executive talent. Based on this philosophy, a significant portion of each executive's total compensation is placed at-risk and linked to the accomplishment of specific financial and strategic results and to appreciation in the value of the Common Stock. The portion of compensation at-risk for the Company's executives is intended to be greater than the portion at-risk for executive officers at comparable companies in the industry.

COMPENSATION PLAN

    Each year the Committee conducts a review of the Company's executive compensation program. This review includes an independent compensation consultants' assessment of the competitiveness of the Company's executive compensation, and a comparison of the Company's executive compensation to a peer group of the Company's most direct publicly held competitors for executive talent. The Committee reviews the selection of peer companies used for compensation analysis. The compensation review permits an ongoing evaluation of the link between the Company's performance and its executive compensation in the context of the compensation programs of other public companies.

    The Committee approves the compensation of the executive officers, including the Chief Executive Officer and other individuals whose compensation is detailed in this proxy statement, and sets policies with respect to the executive compensation program.

    The key elements of the Company's executive compensation program are:

        1.  fixed compensation in the form of a base salary,

        2.  variable compensation paid as bonuses, and

        3.  equity participation through stock options.

    The Committee's policies with respect to each of these elements, including the basis for the compensation paid to Mr. Burns, are discussed below.

BASE SALARIES

    Base salaries for executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies.

    Annual salary adjustments are determined by evaluating the performance of each executive officer taking into account new responsibilities. Individual performance ratings take into account such factors as achievement of the Company's strategic plan and attainment of specific individual objectives.

    With respect to the base salary paid to Mr. Burns in fiscal 1995, the Committee took into account a comparison of base salaries of chief executive officers of peer public companies, the Company's performance in fiscal 1994, and the assessment by the Committee of Mr. Burns individual contribution to the Company. Based upon this evaluation, the Committee increased Mr. Burns' base salary by 14% from $220,000 to $250,000 per year.

INCENTIVE COMPENSATION

    The Company maintains an Incentive Compensation Plan (the "IC Plan"), which provides for the payment of bonuses to most employees of the Company not earning sales commissions. Executive officers participate in the IC Plan, which is a pay-for-performance plan designed to compensate participants for achieving certain levels of performance against key goals established in the Company's annual financial plan. Incentive compensation for executive officers ranges from approximately 50% to 100% of base salary, depending upon the executive officer's position.

    Annually, the Committee approves targeted IC Plan goals and minimum thresholds for key objectives affecting the executive officers' incentive compensation. No incentive compensation is paid if results are below the threshold level. As actual results approach targeted levels, the incentive compensation payout increases at an accelerated rate. For executive officers, the incentive compensation objectives are based primarily on revenue and earnings of the Company. Incentive compensation payouts are paid quarterly based on results compared with the defined quarterly, six month and annual goals.

    Mr. Burns' incentive compensation is based on the Company's overall revenue and earnings performance. Mr. Burns received incentive compensation of $300,000 in fiscal 1995, as compared with $112,615 in fiscal 1994. The IC Plan formulas for fiscal 1995 and 1994 were materially the same.

STOCK OPTIONS

    The third component of executive officers' compensation is the Company's 1992 Stock Option Plan pursuant to which the Company grants executive officers and other key employees options to purchase shares of Common Stock.

    Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted at an exercise price equal to the market price of the Common Stock on the date of grant, vest in equal installments over four years and are exercisable within ten years from the date of grant. This plan is designed to provide incentives for the creation of value for the Company's stockholders over the long term because the full benefit of the stock options cannot be realized unless stock price appreciation occurs over a number of years.

    During fiscal 1994, the Committee adopted a formal framework to govern the granting of stock options. The framework adopted was based on the result of a comprehensive evaluation of the Company's stock option program compared with other public companies in the industry. An independent compensation consultant assisted the Committee in this evaluation process.

    Under the framework adopted, targeted ownership levels were specified for approximately 75 employees in the Company, including executive officers, who are expected to have an impact on long-term stockholder value. The framework provides for key employees to achieve targeted ownership percentages over a ten year period, through a series of option grants. The framework calls for option grants for 33% of the target in the first year and the remainder in five equal annual grants thereafter.

Under the framework, executive officers and key employees could acquire up to approximately 20% of the Common Stock over a ten year period. Fiscal 1995 grants under the program took into consideration options granted under the previous program for the prior four years.

    Under the framework, Mr. Burns' targeted ownership is 4% of the Common Stock. In accordance with the framework, Mr. Burns was granted options for 105,000 shares in the fiscal year ended April 30, 1995.

CONCLUSION

    Through these programs, a significant portion of the Company's executive compensation is linked directly to Company financial performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to Company performance and stockholder return.

               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

                                          Russell E. Planitzer, CHAIRMAN OF
                                          COMMITTEE
                                          Robert N. Goldman
                                          Charles O. Rossotti

                            STOCK PRICE PERFORMANCE

    The following graph assumes $100 invested on April 30, 1990 (the end of the fiscal year) in the Common Stock, in the S&P 500 Index and the S&P Computer Software & Services Index. The last period represented is for the INTERSOLV fiscal quarter ended July 30, 1995

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            INTERSOLV   S&P 500 INDEX    S&P COMPUTER INDEX
30-Apr-90      100.00           100.00                100.00
30-Apr-91       84.21           117.62                102.62
30-Apr-92      131.58           134.12                123.90
30-Apr-93       81.05           146.51                156.71
30-Apr-94       90.53           154.30                184.28
30-Apr-95      115.79           181.26                273.40
30-Jul-95      209.47           199.27                309.00

                    PROPOSAL TO AUTHORIZE AN INCREASE IN THE
                     COMMON STOCK SUBJECT TO THE COMPANY'S
                             1992 STOCK OPTION PLAN

    The 1992 Employee Stock Option Plan (the "Option Plan") currently authorizes the grant of options to purchase a maximum of 2,000,000 shares of Common Stock, subject to adjustment for stock splits and similar capital changes. Assuming that all of such options were granted and exercised, the shares issued would constitute approximately 12% of the then outstanding Common Stock.

PROPOSED AMENDMENT

    The Company believes that equity participation is a key element in its overall compensation program and has developed a formal framework to govern the granting of stock options to key employees. As of April 30, 1995 of the 2,000,000 shares available under the 1992 Option Plan, options for approximately 1,143,860 shares are outstanding and options for 742,736 shares are outstanding under the Company's 1982 Stock Option Plan. The 1982 Stock Option Plan has expired and no further options may be granted under that plan. In order to implement the framework, an additional 1,000,000 shares must be made available for grant under the Option Plan. Accordingly, the Board proposes that the Option Plan be amended to increase the shares of Common Stock available for grant under the Option Plan from 2,000,000 shares to 3,000,000 shares.

    The Board of Directors believes that the Company's long-standing policy of encouraging stock ownership by its officers, directors and key employees, through the granting of stock options, is a key element in the Company's growth and success by enhancing its ability to attract and retain high quality personnel. The level of competition for highly qualified employees is unusually intense in the software industry. The Board of Directors therefore continues to believe that a competitive stock option program is an important factor in recruiting, retaining and motivating officers and key employees.

OPTION PLAN DESCRIPTION

    The  Option  Plan  is  administered   by  the  Management  Development   and
Compensation Committee of the Board of Directors.

    Both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-statutory options may be granted under the Option Plan. All officers and employees of the Company are eligible to receive incentive stock options and non-statutory stock options. The Option Plan also provides for the mandatory grant to each non-management director of non-statutory options to purchase 3,333 shares of Common Stock at fair market value as of the date of the first meeting of directors following each election or appointment of the director and at each subsequent first meeting of directors following each annual meeting of stockholders during such director's term. As of June 30, 1995, approximately 182 employees were participating in the Option Plan. In addition, six non-management directors were also participating in the Option Plan as of June 30, 1995. On August 10, 1995, the closing price of the Common Stock on the NASDAQ National Market was $24.125.

    The Committee selects the optionees and determines (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price, which cannot be less than 100% of the fair market value and (iv) the duration of the options, which cannot exceed ten years for incentive options and ten years and thirty days for non-statutory options. No option recipient may be granted incentive stock options first exercisable in any one year to the extent that the aggregate fair market value of the shares would exceed $100,000, though such a recipient may receive additional non-statutory options. Payment of the option exercise price, at the Committee's discretion, may be made in cash, notes, shares of Common Stock or any combination thereof. Options are not transferable other than by will or the laws of descent and distribution and are exercisable during the lifetime of the optionee only while he or she is in the employ of the Company or within three months after termination of employment. If termination is due to death, the option is exercisable for a one year period after death.

    The Board of Directors may at any time amend the terms of the Option Plan, except that no such amendment to the Option Plan may be made without the approval of stockholders if such amendment would (i) materially increase the benefits accruing to participants under the Option Plan, (ii) materially increase the number of shares which may be issued under the Option Plan or (iii) materially modify the requirements as to eligibility for participation under the Option Plan.

    A participant in the Option Plan who holds an option that qualifies as an incentive stock option and exercises such option in accordance with its terms and the terms of the Option Plan will recognize no income for Federal income tax purposes upon either the grant or the exercise of such option. However, the amount by which the fair market value of the shares received on exercise of an incentive stock option exceeds the exercise price will be an item of tax preference for purpose of calculating the alterative minimum tax in the participant's tax year in which such option is exercised. The gain will be taxable to the participant upon the sale of shares acquired upon exercise of an incentive stock option as long-term capital gain provided that the shares are held by the participant for at least one year from the date of exercise of such options.

    If a participant sells any shares acquired pursuant to the exercise of an incentive stock option before the date that is at least one year from the date of exercise of such option, the participant will be required to recognize ordinary income equal to the lesser of (i) the fair market value of the Common Stock on the date of exercise, less the exercise price of the option, or (ii) the amount realized on the disposition of the Common Stock, less the exercise price of the option, and the Company will have a deduction in that amount. The amount by which the proceeds of the sale exceed the fair market value of the Common Stock on the date of exercise will be treated as capital gain (long-term or short-term depending on the length of the holding period since the date of exercise) of the participant.

    A participant in the Option Plan who holds a non-statutory stock option and exercises such option will recognize ordinary income equal to the excess of the fair market value of the shares received over the exercise price, and the Company will have a deduction in that amount on the date of exercise. Any gain recognized by a participant upon a sale of such shares in excess of the amount treated as ordinary income will be treated as capital gain (long-term or short-term depending on the length of the holding period since the date of exercise) of the participant.

    The Option Plan  was drafted to  obtain the benefits  of the exemption  from
Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") provided by rule 16b-3. Section 16(b) of the Exchange Act provides, among other things, that an officer who purchases and sells the stock of the corporation which employs him within a six month period is liable to the corporation for the difference between the purchase price and sale price. Rule 16b-3 promulgated under the Exchange Act provides that the acquisition of a stock option and the exercise of such option by an officer of a corporation pursuant to a stock option plan which meets certain requirements (one of which is stockholder approval of the Plan) does not constitute a "transaction" subject to Section 16(b) of the Exchange Act.

    The following table summarizes the option grants proposed to be made pursuant to the framework to the following persons under the Option Plan in the fiscal year ending April 30, 1996.

NAME AND POSITION                                                                     NUMBER OF OPTIONS
- ------------------------------------------------------------------------------------  ------------------
Kevin J. Burns .....................................................................         130,000
 Chairman of the Board
 and Chief Executive Officer
Gary G. Greenfield .................................................................         130,000
 President and
 Chief Operating Officer
Kenneth Sexton .....................................................................          20,000
 Vice President, Finance and Administration
 Chief Financial Officer and Secretary
All current executive officers as a group...........................................         280,000
All current directors who are not executive officers as a group.....................          19,998

    Approval of the proposed amendment to the Option Plan requires the vote of holders of a majority of the outstanding Common Stock present and voting at the Annual Meeting.

    The Board of Directors recommends that stockholders vote FOR the approval of the proposed amendment to the Option Plan.

                        PROPOSAL TO RATIFY SELECTION OF
                             THE COMPANY'S AUDITORS

    The Board of Directors, upon the recommendation of its Audit Committee, has determined that the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending April 30, 1996 is in the best interest of the Company and recommends that stockholders ratify the selection at the Annual Meeting. If such selection is not so ratified, it will be reconsidered by the Audit Committee and the Board of Directors. Coopers & Lybrand L.L.P. acted as the Company's auditors for the fiscal year ended April 30, 1995.

    A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will have the opportunity to make a statement and is expected to be available to respond to questions from stockholders.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters which may come before the Annual Meeting; however, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company at its principal office in Rockville, Maryland, not later than May 23, 1996 for inclusion in the proxy statement for that meeting.

                                          By order of the Board of Directors
                                          KEVIN J. BURNS,
                                          CHAIRMAN
August 20, 1995

    THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.